Exhibit 10.1
General Release Agreement

1.         Ending of Employment and Employment Agreement.  My employment with Rosetta Resources Inc. or an Affiliate (“Rosetta”) permanently ended, and the Employment Agreement between myself and Rosetta dated September 6, 2007 terminated, effective on February 21, 2008 (the “Employment Termination Date”).  I acknowledge and agree that Paragraphs 8, 9, 10, 13, 22, and 23 of the Employment Agreement survive its termination.

2.         Consideration.  In consideration of my promises and undertakings set out in this Agreement and contingent upon my acceptance and non-revocation of this General Release Agreement, Rosetta or an Affiliate shall pay or provide to me the compensation and benefits pursuant to Section 7(e)(ii) of the Employment Agreement (the “Termination Benefits”).  Provided I have not timely revoked my acceptance of this General Release Agreement, the Termination Benefits described will be paid to me according to the timing described in Section 7(e)(iii)(A) and 7(e)(iii)(B).  I acknowledge and understand that no contributions from me or Rosetta will be made to any retirement or savings plan with respect to the Termination Benefits

3.        General Release.  In consideration of the Termination Benefits, I voluntarily, completely, and unconditionally release, waive, and forever discharge to the maximum extent permitted by law the Released Parties (defined below) from any and all claims, demands, liabilities, and causes of action of whatever kind or character, whether vicarious, derivative, or direct, and whether known or unknown (individually a “Claim” and collectively the “Claims”), that I now may have or ever have had against the Released Parties.  The Claims released and waived include but are not limited to:

(a)           Any and all Claims growing out of, resulting from, or connected in any way with my employment or the ending of my employment with, or the employment practices of, the Released Parties;

(b)           Any and all Claims growing out of, resulting from, or connected in any way with the Employment Agreement;

(c)           Any and all Claims based on any federal, state, or local statutory or common law or constitutional provision that applies or is asserted to apply, directly or indirectly, to the employment relationship or employment practices, such as Claims based on contract or in tort and Claims under the Civil Rights Acts of 1866, 1871, 1964, and 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the Equal Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act; Chapters 21 and 61 of the Texas Labor Code; any other federal, state, or local statute, rule, order, or ordinance; and any amendments to the statutes just named or identified; and

(d)           Any and all Claims based on any other act, conduct, or omission of any of the Released Parties.

I acknowledge and agree that by this General Release, I forever waive any right to recover, and will not request or accept, anything of value from any of the Released Parties, other than the Termination Benefits, as compensation or damages growing out of, resulting from, or connected in any way with my employment or the ending of my employment with, or the employment practices of, the Released Parties, the expiration or termination of the Employment Agreement, or with any other act, conduct, or omission of any of the Released Parties, whether sought directly by me or by any administrative agency or other public authority, individual, or group of individuals on my behalf.

I further acknowledge and agree that this General Release does not waive any Claims that may arise after the date I sign this Agreement, and does not affect any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that I may have under the applicable provisions of any benefit plan of Rosetta or an Affiliate in which I am participating at the time of the Employment Termination Date.

The “Released Parties” are (i) Rosetta Resources, Inc.; (ii) any Affiliate of Rosetta Resources, Inc.; (iii) any predecessor, successor, or assign of the entities named or described in (i)-(ii); and (iv) any current or former officer, director, partner, shareholder, owner, member, manager, joint venturer, trustee, fiduciary, agent, employee, associate, representative, administrator, employee benefit plan sponsored or maintained by, insurer, or attorney of the entities and persons named or described in (i)-(iii).

4.         Return of Property.  I represent that I have returned to Rosetta all Confidential Information (in whatever form or medium and all copies thereof) and all other property of Rosetta.

5.        Time for Acceptance; Revocation; Effective Date.  I may accept this Agreement at any time before the expiration of 21 days after the Employment Termination Date by signing and returning it to Gerald Maxwell, 717 Texas, Suite 2800, Houston, Texas, 77002.  I acknowledge that (a) I may revoke my acceptance of this Agreement by so notifying Rosetta in writing in accordance with Paragraph 16 of the Employment Agreement within 7 days after I sign and return this Agreement, (b) if I timely revoke my acceptance, I will not be eligible for and will not receive the Termination Benefits, and (c) if I do not timely revoke my acceptance, this Agreement will become effective and enforceable on the 8th day after I sign and return this Agreement.

6.        Miscellaneous.

(a)           I acknowledge that I have read this Agreement; that I have been advised to consult and have had the opportunity to consult an attorney before signing this Agreement; that I have had sufficient time to consider and fully understand the meaning and effect of my signing this Agreement; that my execution of this Agreement is knowing and voluntary; and that I am not relying on any written or oral statement or promise other than what is set out in this Agreement.

(b)           This Agreement shall be governed by the laws of the State of Texas except for its laws with respect to conflict of laws.  The exclusive forum for any lawsuit arising from or related to this Agreement shall be a state or federal court in Harris County, Texas.  This provision does not prevent Rosetta from removing to an appropriate federal court any action brought in state court.  I HEREBY CONSENT TO, AND WAIVE ANY OBJECTIONS TO, REMOVAL TO FEDERAL COURT BY ROSETTA OF ANY ACTION BROUGHT AGAINST IT BY ME.

(c)           IN THE EVENT THAT ANY DISPUTE ARISING FROM OR RELATED TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH EMPLOYER RESULTS IN A LAWSUIT, BOTH I AND ROSETTA  MUTUALLY WAIVE ANY RIGHT THEY MAY OTHERWISE HAVE FOR A JURY TO DECIDE THE ISSUES IN THE LAWSUIT, REGARDLESS OF THE PARTY OR PARTIES ASSERTING CLAIMS IN THE LAWSUIT OR THE NATURE OF SUCH CLAIMS.  ROSETTA AND I IRREVOCABLY AGREE THAT ALL ISSUES IN SUCH A LAWSUIT SHALL BE DECIDED BY A JUDGE RATHER THAN A JURY.

(d)           Any capitalized terms not defined in this Agreement shall have the meaning assigned to such terms in the Employment Agreement.

AGREED:

Rosetta Resources, Inc. or an Affiliate

By: Randy L. Limbacher

Title: President & Chief Executive Officer

By:	/s/ John M. Thibeaux	By:	/s/ Randy L. Limbacher

	John M. Thibeaux		Signature

	February 21, 2008		February 22, 2008
	Date Signed		Date Signed